UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

     Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2004

BRANDYWINE REALTY TRUST

(Exact name of issuer as specified in charter)

MARYLAND	1-9106	23-2413352
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction	file	Identification
of Incorporation or	number)	Number)
Organization)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

Item 1.01.     Entry into a Material Definitive Agreement

     (a) New Term Loans.

     We, together with Brandywine Operating Partnership, L.P., the subsidiary through which we own our assets and conduct our business, and certain subsidiaries of our operating partnership, entered into two term loan credit agreements, effective as of September 21, 2004. One credit agreement (“Credit Agreement I”) provides for a loan (“Loan I”) in a principal amount of up to $320 million and the other credit agreement (“Credit Agreement II”) provides for a loan (“Loan II”) in a principal amount of up to $113 million. We used the proceeds of Loan I and Loan II, together with a portion of the proceeds from our recent sale of 7,750,000 common shares, to fund a portion of the consideration payable in our acquisition of The Rubenstein Company, L.P. (including to repay a portion of the mortgage debt assumed as part of the transaction), and to pay related fees and expenses. Each of Credit Agreement I and Credit Agreement II, like the Revolving Credit Facility, is recourse to us and to those of our subsidiaries that are parties, as guarantors, to Credit Agreement I and Credit Agreement II (which are the same subsidiaries that are guarantors of the Revolving Credit Facility).

     Loan I matures on May 24, 2007 and Loan II matures on September 20, 2008. There is no scheduled principal amortization of either Loan I or Loan II. Loan I is subject to mandatory prepayment in an amount equal to proceeds of equity that we may hereafter issue and is also subject to mandatory prepayment in an amount equal to net proceeds of debt that we sell in a publicly registered transaction. Loan I is also subject to mandatory prepayment in an amount equal to net proceeds of debt that we sell in any privately placed, non-Rule 144A or 144A (with no registration rights) offering to the extent the net proceeds exceed $115 million. Loan II is subject to mandatory prepayment in an amount equal to the first $115 million of net proceeds of debt that we sell in any privately placed, non-Rule 144A or 144A (with no registration rights) offering.

     Loan I bears interest at a per annum floating rate equal to: (i) the higher of (x) the prime rate announced publicly by JP Morgan Chase Bank or (y) the federal funds rate plus .50% per annum, plus, in either case, between .05% and .70%, depending on our debt rating, whether Loan I is outstanding more than 90 days and our leverage ratio or (ii) a Eurodollar rate that is the rate at which Eurodollar deposits for similar interest periods are offered plus between 1.05% and 1.70%, depending on our debt rating, whether Loan I is outstanding for more than 90 days and our leverage ratio. Loan II bears interest at a per annum floating rate equal to: (i) the higher of (x) the prime rate announced publicly by JP Morgan Chase Bank or (y) the federal funds rate plus .50% per annum, plus, in either case, between .30% and .95%, depending on our debt rating, whether Loan II is outstanding for more than 90 days and our leverage ratio or (ii) a Eurodollar rate that is the rate at which Eurodollar deposits for similar interest periods are offered plus between 1.30% and 1.95%, depending on our debt rating, whether Loan II is outstanding for more than 90 days and our leverage ratio.

     The agreements providing for Loan I and Loan II contain financial and operating covenants similar to those in the agreement providing for the Revolving Credit Facility. Financial covenants include minimum interest coverage, fixed charge, minimum net worth ratios and other financial tests. Operating covenants include limitations on our ability to incur additional indebtedness, grant liens on assets, enter into affiliate transactions, pay dividends and make acquisitions and investments.

     Bear Stearns Corporate Lending Inc. serves as administrative agent for the lenders under Loan I and Loan II and JP Morgan Chase Bank serves as syndication agent for the lenders under Loan I and Loan II.

     A copy of the term loan credit agreements for Loan I and Loan II are attached as exhibits to this Current Report.

     (b) Tax Protection Agreement and Registration Rights Agreement.

     As indicated in our response to Item 2.01 of this Current Report on Form 8-K, on September 21, 2004, we consummated our acquisition of The Rubenstein Company, L.P. At closing of this transaction, we executed the Tax Protection Agreement and Registration Rights Agreement (forms of which were attached as exhibits to our Current Report on Form 8-K filed on August 19, 2004).

Item 2.01.     Completion of Acquisition or Disposition of Assets

     In our Current Report on 8-K filed on August 19, 2004, we disclosed that on August 18, 2004, Brandywine Operating Partnership, L.P., the subsidiary through which we own our assets and conduct our business, entered into a contribution agreement to acquire 100% of the partnership interests in The Rubenstein Company, L.P. On September 21, 2004, we consummated this acquisition. In the acquisition, we acquired a portfolio of 14 office properties located in Pennsylvania and Delaware that contain approximately 3.5 million net rentable square feet. Our August 19, 2004 Current Report, and the exhibits filed with it, include additional information with respect to these properties.

     At the closing, we funded the transaction consideration provided for in the contribution agreement as follows: (i) approximately $516 million in cash payments (including cash payments to repay a portion of the mortgage debt secured by acquired properties); (ii) approximately $74 million through assumption of mortgage debt secured by one of the properties; and (iii) $10.0 million through the issuance of 343,006 Class A limited partnership units of our operating partnership (with the number of units issued computed on the basis of the average closing price of our common shares for the 10-trading day period ended September 16, 2004). The Class A limited partnership units that we issued are subject to redemption at the option of the holder, on and after the first anniversary of the closing, for a cash payment equal to the then market price of one of our common shares. We may elect to satisfy the redemption price of a unit by issuing one common share in lieu of the cash otherwise payable. As indicated in our August 19, 2004 Current Report on Form 8-K, we also agreed to issue to the contributors up to a maximum of $9.7 million in additional Class A limited partnership units if the properties within the “under renovation/lease-up pool” (identified in our August 19, 2004 Current Report on Form 8-K) achieve at least 95% occupancy prior to the third anniversary of closing. The actual number of contingent units that we would be required to issue if the occupancy target is achieved declines on a monthly basis following the closing (with the amount of the monthly reduction generally ranging from $400,000 to $200,000). We funded the cash payments provided for in the contribution agreement (including cash payments to repay mortgage debt) and closing-related transaction costs and debt prepayment penalties through a combination of a portion of the net proceeds from our September 17, 2004 issuance of common shares and borrowings under the term loan credit agreements described in Item 1.01 of this Current Report.

     None of the securities issued in the transaction, nor any of the securities issuable upon the redemption thereof, have been registered under the Securities Act of 1933, or any state securities laws, and none of such securities may be offered and sold in the United States absent registration or an applicable exemption from registration. We have agreed to file, within 180 days of the closing, a registration statement to register the resale of common shares issuable upon the redemption of Class A limited partnership units.

     At the closing of this transaction, we agreed not to sell the acquired properties in a transaction that would trigger taxable income to the contributors (i.e., sellers) for periods ranging from three to 15 years as follows: 201 Radnor Financial Center, 555 Radnor Financial Center and 300 Delaware Avenue (three years); One Rodney Square and 130/150/170 Radnor Financial Center (10 years); and One Logan Square, Two Logan Square and Radnor Corporate Center (15 years). In the event that we sell any of the properties in such a transaction within the applicable restricted period, we will be required to pay significant tax liabilities that would be incurred by the contributors.

     We are not affiliated with any of the owners of The Rubenstein Company, L.P, or any of their respective affiliates, and the price that we paid under the contribution agreement was determined by arm’s-length negotiation between us and the owners of The Rubenstein Company, L.P.

     We attached as exhibits to our Current Report on Form 8-K filed August 19, 2004 the Contribution Agreement and forms of Registration Rights Agreement and Tax Protection Agreement. We attach as an exhibit to this Current Report on Form 8-K the Thirteenth Amendment to the operating partnership’s partnership agreement that provides for the issuance of the Class A limited partnership units issued at closing and the definitive Tax Protection Agreement and Registration Rights Agreement. The description of the contribution transaction is qualified by reference to these documents.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
                     Arrangement of a Registrant

      See our discussion under Item 1.01 with respect to our entry in new term loan agreements.

Item 3.02.     Unregistered Sales of Equity Securities

     As indicated under Item 2.01 “Completion of Acquisition or Disposition of Assets,” we issued 343,006 Class A limited partnership units of our operating partnership at the closing of the transaction described therein and agreed to issue up to $9.7 million in additional Class A limited partnership units under the circumstances described therein as part of such transaction. We issued these units in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Act”) by virtue of the exemption provided for in Section 4(2) of the Act. Please see the discussion under Item 2.01 of this

Current Report on Form 8-K for additional information regarding the Class A limited partnership units.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

     As part of the transaction described under Item 2.01 “Completion of Acquisition or Disposition of Assets,” we supplemented the partnership agreement of our operating partnership to provide for the issuance of Class A limited partnership units. Please see the discussion under Item 2.01 of this Current Report on Form 8-K.

Item 7.	Financial Statements and Exhibits

Exhibits

3.1	Thirteenth Amendment to Agreement of Limited Partnership of
Brandywine Operating Partnership, L.P.

10.1	Term Loan Credit Agreement (2007)

10.2	Term Loan Credit Agreement (2008)

10.3	Registration Rights Agreement

10.4	Tax Protection Agreement

Signatures

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

Date: September 21, 2004	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Thirteenth Amendment to Agreement of Limited Partnership of
Brandywine Operating Partnership, L.P.
10.1	Term Loan Credit Agreement (2007)
10.2	Term Loan Credit Agreement (2008)
10.3	Registration Rights Agreement
10.4	Tax Protection Agreement